Exhibit 10.4

AMENDED AND RESTATED SUBORDINATION AGREEMENT

This AMENDED AND RESTATED SUBORDINATION AGREEMENT, dated as of December 16, 2015 (this “Agreement”), is between each of the undersigned creditors (each, a “Creditor” and, collectively, “Creditors”), and WESTERN ALLIANCE BANK, an Arizona corporation, as successor in interest to Bridge Bank, National Association (“Lender”), with reference to the following facts:

R E C I T A L S

A.     DETERMINE, INC., a Delaware corporation formerly known as Selectica, Inc. (“Borrower”) has requested and/or obtained certain credit accommodations from Lender (as defined in the Business Financing Agreement) which are or may be from time to time secured by assets and property of Borrower. As used herein, “Business Financing Agreement” means that certain Amended and Restated Business Financing Agreement, dated as of July 25, 2014, among Borrower, Selectica Sourcing Inc., a Delaware corporation, and Lender, as amended to date and as may be further amended or restated from time to time. All initially capitalized terms used but not defined herein have the meanings given to such terms in the Business Financing Agreement.

B.     Each Creditor has extended loans or other credit accommodations to Borrower, and/or may extend loans or other credit accommodations to Borrower from time to time, or Borrower may otherwise be indebted or liable to a Creditor.

C.     Certain of the Creditors are party to that certain Subordination Agreement, dated as of March 11, 2015 (the “Prior Agreement”), with Lender, and in connection with additional loans made by the Creditors to Borrower, the parties hereto desire to amend and restate the Prior Agreement as set forth herein.

D.     In order to induce Lender to continue to extend credit to Borrower and, at any time or from time to time, at Lender’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of Borrower, or to extend credit upon any instrument or writing in respect of which Borrower may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, or other accommodation as Lender may deem advisable, each Creditor is willing to subordinate: (i) all of each Borrower’s indebtedness and obligations to such Creditor, whether presently existing or arising in the future, under the Junior Secured Convertible Promissory Note issued by Borrower to such Creditor (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Lender now existing or hereafter arising under or in connection with the Business Financing Agreement, the other Loan Documents, including, without limitation, all Advances, Finance Charges, fees, interest, expenses, bank product obligations, Letter of Credit obligations, and swap obligations, together with all costs of collecting such obligations, including reasonable attorneys’ fees (the “Senior Debt”), including, without limitation, all interest, fees and other charges accruing on the Senior Debt after the commencement by or against Borrower of any Insolvency Proceeding, regardless of whether allowed in such Insolvency Proceeding; and (ii) all of each Creditor’s Liens pursuant to the Subordinated Debt, if any, in the Collateral (as defined below) to all of Lender’s Liens in the Collateral pursuant to the Senior Debt. For purposes of this Agreement, “Collateral” shall mean all the assets of Borrower, including the accounts, including health care receivables, chattel paper, general intangibles, inventory, equipment, instruments, including promissory notes, deposit accounts, investment property, documents, letter of credit rights, and any commercial tort claim of Borrower.

NOW, THEREFORE, THE PARTIES HEREBY AMEND AND RESTATE THE PRIOR AGREEMENT AND AGREE AS FOLLOWS:

1.     Each Creditor subordinates any Lien that such Creditor may have in the Collateral to Lender’s Lien in the Collateral. Notwithstanding the respective dates of attachment or perfection of the Lien of each Creditor and the Lien of Lender, the Lien of Lender in the Collateral shall at all times be prior to any Lien of Creditor in the Collateral.

2.     All Subordinated Debt is subordinated in right of payment to all Senior Debt of Borrower to Lender.

3.     No Creditor will demand or receive from Borrower (and Borrower will not pay to any Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will any Creditor exercise any remedy with respect to the Collateral, nor will any Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower, until such time as all the Senior Debt is fully paid in cash. Nothing in the foregoing paragraph shall prohibit any Creditor from converting all or any part of the Subordinated Debt into equity securities of Borrower or from refinancing the Subordinated Debt solely with the proceeds of additional Subordinated Debt. Notwithstanding the foregoing, Borrower may make, and each Creditor may receive, cash payments (but no prepayments) of interest or principal when due on any outstanding Subordinated Debt if, and only if, Borrower has first demonstrated in writing to Lender’s reasonable satisfaction, that both immediately before and immediately after giving effect to such proposed payment on a pro forma basis, no Default or Event of Default has occurred and is continuing, or will result therefrom.

4.     Each Creditor shall promptly deliver to Lender in the form received (except for endorsement or assignment by such Creditor where required by Lender) for application to the Senior Debt any payment, distribution, security or proceeds received by such Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5.     In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Lender’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

6.     Until the Senior Debt is fully paid in cash, each Creditor irrevocably appoints Lender as such Creditor’s attorney-in-fact, and grants to Lender a power of attorney with full power of substitution, in the name of such Creditor or in the name of Lender, for the use and benefit of Lender, with notice to such Creditor, to perform at Lender’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower: (i) to file the appropriate claim or claims in respect of the Subordinated Debt on behalf of such Creditor if such Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Lender elects, in its sole discretion, to file such claim or claims; and (ii) to accept or reject any plan of reorganization or arrangement on behalf of such Creditor and to otherwise vote such Creditor’s claims in respect of any Subordinated Debt in any manner that Lender deems appropriate for the enforcement of its rights hereunder; provided that Lender shall not be entitled to release, forgive or reduce any amount owing on the Subordinated Debt and that each Creditor may receive and retain Reorganization Subordinated Securities. As used herein, “Reorganization Subordinated Securities” means (a) any equity securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated in right of payment to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt), and (b) any notes or other debt securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt) to the same extent that the Subordinated Debt is subordinated to the Senior Debt pursuant to the terms of this Agreement, which equity or debt securities have been provided for by a plan of reorganization that has been approved by final order of a court. All Reorganization Subordinated Securities shall be on terms reasonably satisfactory to Lender, and shall constitute Subordinated Debt that is subject to the terms of this Agreement.

7.     Creditors shall have the option to purchase all Senior Debt in accordance with the terms and conditions set forth in this Section 7.

(a)     Upon the occurrence and during the continuation of a Triggering Event (as herein after defined), Creditors shall have the right, but not the obligation, upon 5 Business Days' advance written notice (a "Purchase Notice") to Lender, to acquire from Lender all (but not less than all) of the right, title, and interest of Lender in and to the Senior Debt and the Loan Documents; provided that Lender remains obligated to sell the Senior Debt to Creditors pursuant to the terms and conditions of this Section 7. As used herein, “Triggering Event” means (i) an Event of Default under Section 7.1(d) or 7.1(e) of the Business Financing Agreement, (ii) the acceleration of the Senior Debt, or (iii) the exercise due to any Event of Default of any remedies by Lender under Section 7.2 of the Financing Agreement or under any other Loan Document, including any action to foreclose on any of the Collateral (“Enforcement Action”). Lender shall give Creditors prompt notice of the occurrence of any Triggering Event described in clause (ii) or (iii) of the definition thereof set forth in the prior sentence and the amount of the Senior Debt as of the date of such Triggering Event (the "Trigger Notice").

(b)     Any Creditor(s) desiring to purchase all of the Senior Debt shall deliver a Purchase Notice that:

(i)        is signed by such Creditor(s),

(ii)       states that it is a Purchase Notice under this Section 7,

(iii)      states that such Creditor(s), acting together, are irrevocably electing to purchase all of the Senior Debt in accordance with this Section 7,

(iv)     designates a date (“Purchase Date”) on which the purchase will occur, that is (x) at least five but not more than fifteen Business Days after Lender's receipt of the Purchase Notice, and (y) not more than 90 days after the Triggering Event.

A Purchase Notice will be ineffective if it is received by Lender after the occurrence giving rise to the Triggering Event is waived, cured, or otherwise ceases to exist; provided that if a Triggering Event is waived, cured, or otherwise ceases to exist and thereafter a subsequent Triggering Event shall occur, then the procedures set forth in this Section 7 shall apply de novo.

(c)     After its receipt of a Purchase Notice, Lender shall forbear from exercising any Enforcement Action (except to the extent reasonably necessary to protect Lender against any loss or damage that may be occasioned by Exigent Circumstances) during the period from the date of Lender’s receipt of such Purchase Notice until the first to occur of (i) payment of the purchase price for the Senior Debt pursuant to Section 7(e)(i) below and (ii) the Purchase Date. As used herein, the term "Exigent Circumstances" shall mean the occurrence or existence of any one or more of the following events or conditions:

(i)        an Insolvency Proceeding is commenced by or against Borrower (other than by Lender),

(ii)       a fraud, concealment of assets, or material misrepresentation has been made or committed by Borrower,

(iii)      Borrower withholds from Lender any collections of Receivables or other proceeds of Collateral in violation of any Loan Document,

(iv)     a Person (other than Lender) holding a Lien upon any of the Collateral shall commence any action, suit, proceeding or self-help remedy to enforce such Lien, or

(v)     any other event or circumstance occurs or exists that, in the reasonable judgment of Lender, materially and imminently threatens Lender's ability promptly to realize upon all or any material part of the Collateral, such as, without limitation, fraudulent removal, concealment or abscondment thereof, destruction (to the extent not covered by insurance) or material waste of any of the Collateral.

(d)     Lender shall advise the purchasing Creditor(s) of the full amount of all the Senior Debt (other than indemnification obligations for which no claim or demand for payment has been made at such time, and other than Senior Debt cash collateralized in accordance with Section 7(e)(ii) below) then outstanding and unpaid on the Business Day immediately preceding the Purchase Date, including interest calculated in accordance with Section 7(f) below (the "Purchase Price").

(e)     On the Purchase Date, Lender shall (subject to the terms and conditions set forth in this Section 7) sell the Senior Debt and the Loan Documents to the purchasing Creditor(s), and such Creditor(s) shall:

(i)     pay to Lender for the ratable account of Lender, as the purchase price therefor, the Purchase Price in immediately available funds,

(ii)     furnish cash collateral to Lender for the ratable benefit of Issuer and Lender in such amounts as Lender determines is reasonably necessary to secure Lender, Issuer and Lender in respect of (A) any issued and outstanding Letters of Credit (but not in any event in an amount not greater than 105% of the aggregate undrawn amount of such Letters of Credit) (such cash collateral shall be applied to the reimbursement of any drawing under a Letter of Credit as and when such drawing is paid and, if a Letter of Credit expires undrawn, the cash collateral held by Lender in respect of such Letter of Credit shall be remitted to the purchasing Creditor(s)), (B) Bank Product Obligations (including contingent obligations) existing on the date of purchase and included in Senior Debt (such cash collateral shall be applied to the reimbursement of the Bank Product Obligations as and when such obligations become due and payable and, at such time as all of the Bank Product Obligations are paid in full, the remaining cash collateral held by Lender in respect of Bank Product Obligations shall be remitted to such Creditor(s)), and (C) the Retained Interest (as defined below) to the extent that Lender has knowledge that any third party claims, demands, actions, suits, proceedings, investigations, liabilities, fines, costs, penalties, or damages that are the subject of the indemnification provisions of the Business Financing Agreement have then been asserted or threatened, and

(iii)     to the extent incurred up to the Purchase Date, reimburse Lender for all expenses to the extent earned or due and payable in accordance with the Loan Documents (including the reimbursement of reasonable attorneys' fees, financial examination expenses, and appraisal fees) up to the Purchase Date, provided that it is agreed that (A) Lender shall reimburse such Creditor(s) to the extent any such expenses are ultimately paid to Lender by Borrower and (B) Borrower shall be liable to such Creditor(s) for such expenses paid by such Creditor(s) to Lender.

(f)     The Purchase Price and cash collateral shall be remitted by wire transfer of federal funds to such bank account of Lender as Lender may designate in writing to the purchasing Creditor(s) for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by the purchasing Creditor(s) to the bank account designated by Lender are received in such bank account prior to 2:00 p.m., Pacific time, and interest shall be calculated to and including such Business Day if the amounts so paid by such Creditor(s) to the bank account designated by Lender are received in such bank account later than 2:00 p.m., Pacific time.

(g)     Such purchase shall be effected by the execution and delivery of a customary form of assignment and acceptance agreement reasonably acceptable to the purchasing Creditor(s) and Lender and shall be expressly made without representation or warranty of any kind by Lender as to the Senior Debt so purchased, or otherwise, and without recourse to Lender, except that Lender shall represent and warrant: (i) that the amount quoted by Lender as the Purchase Price represents the amount shown as owing with respect to the Senior Debt as reflected on its books and records, (ii) it owns, or has the right to transfer to the purchasing Creditor(s), the rights being transferred, and (iii) such transfer will be free and clear of Liens.

(h)     [Reserved].

(i)     In the event that the purchasing Creditor(s) exercise and consummate the purchase option set forth in this Section 7, this Agreement shall terminate (except for this Section 7(i)), but Lender shall retain its indemnification rights under the Loan Documents for actions or other matters arising on or prior to the date of such purchase, including any asserted or threatened third party claims, demands, actions, suits, proceedings, investigations, liabilities, fines, costs, penalties, or damages that are the subject of the indemnification provisions of the Business Financing Agreement (the "Retained Interest").

8.      Except as otherwise provided in Section 9(b) below, each Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the Lien that such Creditor may have in the Collateral as described in Section 1. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt, other than in an event of default thereunder.

9.      Borrower shall deliver to Lender true and correct copies of all instruments evidencing such Subordinated Debt bearing the conspicuous legend required by Section 8 above.

10.     This Agreement shall remain effective for so long as Borrower owes any amounts to Lender. If, at any time after payment in full of the Senior Debt, any payments of the Senior Debt must be disgorged by Lender for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and each Creditor shall immediately pay over to Lender for the account of itself all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditors, Lender may take such actions with respect to the Senior Debt as Lender, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person; provided that Lender shall not increase the principal amount of the Senior Debt beyond $13,500,000, and any increase in principal beyond such amount shall not be subject to this Agreement. Subject to the foregoing proviso, no such action or inaction shall impair or otherwise affect Lender’s rights hereunder. Each Creditor waives the benefits, if any, of California Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

11.     This Agreement shall bind any successors or assignees of each Creditor and shall benefit any successors or permitted assigns of Lender. This Agreement is solely for the benefit of Creditors, Lender, and not for the benefit of Borrower or any other party. Each Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if the new lender makes a request of such Creditor, such Creditor shall enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

12.     All notices shall be given to Lender and Creditors at the addresses or faxes set forth in this Section 12 and shall be deemed to have been delivered and received: (a) one (1) calendar day after deposit with an overnight mail or messenger service; or (b) on the same date of confirmed transmission if sent by hand delivery, telecopy, telefax or telex.

If to Creditors:

c/o Lloyd I. Miller, III

3300 South Dixie Highway, Suite 1-365

West Palm Beach, Florida 33405

Phone: (561) 287-5399

E-Fax: (619) 923-2908

eric@limadvisory.com

Alliance Semiconductor Corporation

10755 Scripps Poway Pkwy, #302

San Diego, CA 92131

Attention: Alan B. Howe, Interim CEO

Tel: (858) 829-6713

info@alsc.com

If to Lender:	Western Alliance Bank 55 Almaden Blvd. San Jose, CA 95113 Fax: (408) 423-8510 Tel: (408) 556-6502 Email: docprep@bridgebank.com

13.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

14.     This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to conflicts of law principles. Each Creditor and Lender submit to the exclusive jurisdiction of the state and federal courts located in Santa Clara County, California. EACH CREDITOR AND LENDER WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

15.        REFERENCE PROVISION.

(a)     In the event the Jury Trial waiver is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

(b)     With the exception of the items specified in the subsection (c) below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(c)     The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(d)     The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(e)     The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(f)     The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

(g)     Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

(h)     The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(i)     If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

(j)     THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

16.     This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditors are not relying on any representations by Lender or Borrower in entering into this Agreement, and each Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower; provided, however, that, as of the date hereof, to the knowledge of each of Lender and Borrower, no default, event of default or Triggering Event exists with respect to the Senior Debt. This Agreement may be amended only by written instrument signed by the party asserted to be bound thereby.

17.     In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

18.     Lender and Creditors hereby agree that, effective upon the execution and delivery of this Agreement by each such party, the terms and provisions of the Prior Agreement shall be and hereby are amended, restated and superseded in their entirety by the terms and provisions of this Agreement. Nothing herein contained shall be construed as a substitution or novation of the obligations of Creditors outstanding under the Prior Agreement, which obligations shall remain in full force and effect, except to the extent that the terms thereof are modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of Creditors from any of their obligations or liabilities under the Prior Agreement.

[signature pages to follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LENDER:

WESTERN ALLIANCE BANK, an Arizona corporation By: _____________________________________________ Name: Title:

AMENDED AND RESTATED SUBORDINATION AGREEMENT

CREDITORS:
________________________________________________ LLOYD I. MILLER, III

MILFAM II L.P.

By: MILFAM LLC

Its: General Partner

By: _____________________________________________

Name: Lloyd I. Miller, III

Title: Manager

LLOYD I. MILLER TRUST A-4

By: MILFAM LLC

Its: Investment Advisor

By: _____________________________________________

Name: Lloyd I. Miller, III

Title: Manager

ALLIANCE SEMICONDUCTOR CORPORATION,

a Delaware corporation

By: _____________________________________________

Name:

Title:

AMENDED AND RESTATED SUBORDINATION AGREEMENT

The undersigned approve the terms of this Agreement.

LOAN PARTIES:

DETERMINE, INC., a Delaware corporation By: _____________________________________________ Name: Title:

AMENDED AND RESTATED SUBORDINATION AGREEMENT